   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 21, 2001



                                                      REGISTRATION NO. 333-72838

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                         ------------------------------

                                 PRIMEDIA INC.

             (Exact name of Registrant as specified in its charter)

           DELAWARE                        2721                     13-3647573
 (State or other jurisdiction        (Primary Standard           (I.R.S. Employer
              of                        Industrial            Identification Number)
incorporation or organization)  Classification Code Number)

                         ------------------------------

                                745 FIFTH AVENUE
                            NEW YORK, NEW YORK 10151
                                 (212) 745-0100
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                         ------------------------------

                             BEVERLY C. CHELL, ESQ.
                                 PRIMEDIA INC.
                                745 FIFTH AVENUE
                            NEW YORK, NEW YORK 10151
                                 (212) 745-0100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                    COPY TO:
                             MARNI J. LERNER, ESQ.
                           SIMPSON THACHER & BARTLETT
                              425 LEXINGTON AVENUE
                         NEW YORK, NEW YORK 10017-3954
                                 (212) 455-2000
                         ------------------------------

    Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE


                                                                PROPOSED MAXIMUM     PROPOSED MAXIMUM
         TITLE OF EACH CLASS OF              AMOUNT TO BE        OFFERING PRICE     AGGREGATE OFFERING        AMOUNT OF
      SECURITIES TO BE REGISTERED             REGISTERED          PER SHARE(1)           PRICE(1)        REGISTRATION FEE(2)
PRIMEDIA Inc. Common Stock..............   6,237,295 shares      $1.98 per share        $241,748.10            $60.44



(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, and based on the average of the high and low prices of the common stock on the New York Stock Exchange on November 16, 2001.


(2) $3,103.47 was previously paid to the Securities and Exchange Commission on November 6, 2001, in connection with the initial filing of the Registration Statement registering 6,115,200 shares of common stock at a price of $2.03 per share, based on the average of the high and low prices of the common stock on October 30, 2001.

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED NOVEMBER 21, 2001


PROSPECTUS

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                6,237,295 SHARES


                                 PRIMEDIA INC.

                                  COMMON STOCK


    THE SHARES OF OUR COMMON STOCK OFFERED BY THE PROSPECTUS ARE BEING OFFERED ON BEHALF OF SELLING STOCKHOLDERS. OUR COMMON STOCK TRADES ON THE NEW YORK STOCK EXCHANGE UNDER THE SYMBOL "PRM." THE CLOSING SALE PRICE OF OUR COMMON STOCK ON THE NEW YORK STOCK EXCHANGE ON NOVEMBER 20, 2001 WAS $1.99.



    THE SELLING STOCKHOLDERS MAY OFFER FROM TIME TO TIME AN AGGREGATE OF UP TO 6,237,295 SHARES OF OUR COMMON STOCK. WE WILL NOT RECEIVE ANY PROCEEDS FROM THE SALE OF OUR COMMON STOCK. INVESTING IN OUR COMMON STOCK INVOLVES RISKS. YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE FOUR OF THIS PROSPECTUS BEFORE INVESTING IN OUR COMMON STOCK.



    THE SELLING STOCKHOLDERS MAY OFFER THEIR SHARES THROUGH PUBLIC OR PRIVATE TRANSACTIONS, ON OR OFF THE NEW YORK STOCK EXCHANGE, AT PREVAILING MARKET PRICES OR AT PRIVATELY NEGOTIATED PRICES.


    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  THE DATE OF THIS PROSPECTUS IS       , 2001.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

                               TABLE OF CONTENTS


                                                                PAGE
                                                              --------
Where You Can Find More Information.........................      1

Incorporation of Certain Documents by Reference.............      1

Our Company.................................................      2

Risk Factors................................................      4

Forward-Looking Statements..................................     10

Use of Proceeds.............................................     11

Description of Common Stock.................................     11

Price Range of Our Common Stock.............................     13

Plan of Distribution........................................     13

Legal Matters...............................................     14

Experts.....................................................     14

                      WHERE YOU CAN FIND MORE INFORMATION

    We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and file reports, proxy and information statements and other information with the Securities and Exchange Commission which we refer to as the "Commission" or the "SEC". Those reports, proxy and information statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549 and at the Commission's Regional Offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of those materials also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. The Commission also maintains a web site at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. In addition, reports, proxy statements and other information concerning us may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    We incorporate by reference into this prospectus the following documents filed with the Commission:

    (a) our annual report on Form 10-K for the fiscal year ended December 31, 2000;


    (b) our quarterly reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001;



    (c) our current reports on Form 8-K or Form 8-K/A dated March 1, 2001,
       July 6, 2001, July 26, 2001, August 1, 2001, August 16, 2001, August 24,
       2001, August 31, 2001, October 12, 2001 and November 7, 2001;


    (d) the description of our common stock contained in our Registration Statement on Form 8-A dated October 10, 1995; and

    (e) About.com, Inc.'s consolidated financial statements and accompanying notes as of and for the year ended December 31, 2000 and our unaudited pro forma consolidated financial statements and accompanying notes giving effect to the About.com, Inc. merger included in our current report on Form 8-K/A dated April 26, 2001.

    All documents that we file with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus will be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of the filing of those documents.

    You may obtain copies of those documents from us, free of cost, by contacting us at the following address or telephone number:

    Corporate Secretary
    PRIMEDIA Inc.
    745 Fifth Avenue
    New York, New York 10151
    (212) 745-0100

    Information that we file later with the Commission that is incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus. You will be deemed to have notice of all information incorporated by reference in this prospectus as if that information was included in this prospectus.

                                  OUR COMPANY

    Unless the context otherwise indicates, the term "we" or "PRIMEDIA" means the combined business operations of PRIMEDIA Inc. and its subsidiaries. You should carefully consider the risks included under the caption "Risk Factors." Market share data contained in this prospectus are based upon a product's share of advertising or circulation, depending on the product, as compared to its direct competition.

    PRIMEDIA is the new tradition in media, combining traditional and new media. We are a targeted media company with leading positions in consumer and business-to-business markets. Our properties, which are delivered to over 200 million users, utilize the full media arsenal to deliver content via print (magazines and directories), video (digital broadband, satellite and cable), live events (trade and consumer shows) and the Internet. As of December 31, 2000, approximately 78% of our traditional media products ranked first or second in advertising pages, advertising revenue, circulation or other competitive metrics in their respective markets. We believe that in 2000 we sold the most advertising pages of any magazine publisher in the United States and ranked third in terms of revenue derived from sales of magazine copies at the newsstand in the United States. Our Internet businesses rank sixth in unique visitors in the United States as measured by MEDIA METRIX for September 2001.


    For the year ended December 31, 2000, we had net sales of approximately $1.7 billion and EBITDA of approximately $256.7 million. For the nine months ended September 30, 2001, we had net sales of approximately $1.3 billion and EBITDA of approximately $113.8 million. For the year ended December 31, 2000, our net loss was approximately $346.8 million, and for the nine months ended September 30, 2001, our net loss was approximately $503.4 million.


                              OUR GROWTH STRATEGY

    We believe that as technology has created a flood of information, it has shifted the role of the media from making information broadly available across all audiences to sifting out and qualifying information for the benefit of specific audiences. As a result, we have organized our business into two operating segments: consumer and business-to-business. Our consumer segment is the largest publisher of specialty magazines and apartment rental guides and one of the largest producers and distributors of special interest videos in the United States. Through the About.com, Inc. merger, we acquired a network of highly-targeted, topic-specific web sites and the leading producer of original content on the Internet. Our business-to-business segment is a leading publisher of business-to-business magazines, books, directories and databases, addressing the specialized information needs of professionals.

    Our growth strategy is to deliver information over multiple traditional and new media platforms to highly specific niches in both the consumer and business-to-business markets, thereby attracting both dedicated users of information and the advertisers determined to reach them. We expect to derive our revenue principally from lead generation advertising as well as from subscriptions to our products and brand awareness advertising. Lead generation advertising is advertising focused on triggering a purchase decision by the reader or viewer. We believe lead generation advertising is less susceptible to general economic conditions than general brand awareness advertising.

    The following chart summarizes the businesses of our two segments:

                                     [LOGO]

    We were incorporated on November 22, 1991 in the State of Delaware. Our principal executive offices are located at 745 Fifth Avenue, New York, New York, 10151; telephone number (212) 745-0100. Our common stock is publicly traded on the New York Stock Exchange under the symbol "PRM."

                                  RISK FACTORS
                     RISK FACTORS RELATING TO OUR BUSINESS

    WE MAY NOT BE ABLE TO ACHIEVE THE EXPECTED RESULTS FROM ACQUISITIONS AND INVESTMENTS.

    We may not be able to continue to integrate the business of About.com, Inc. or EMAP, Inc., which we refer to as EMAP USA, into our existing businesses without encountering difficulties. In addition, we may make acquisitions and investments in the future. The integration of About.com, Inc., EMAP USA and other businesses we may acquire is and will be a complex, time consuming and expensive process involving a number of issues, including:

    - difficulty integrating acquired technologies, operations and personnel with our existing businesses;

    - diversion of management attention in connection with both negotiating the acquisitions and integrating the assets;

    - strain on managerial and operational resources as management tries to oversee larger operations;

    - exposure to unforeseen liabilities of acquired companies;

    - potential issuance of securities in connection with a future acquisition with rights that are superior to the rights of holders of our currently outstanding securities; and

    - the requirement to record potentially significant additional future operating costs for the amortization of certain intangible assets.

    Our future operating results will depend to a significant degree on our ability to address these issues. In addition, we have invested and may invest in the future in some early-stage companies with limited operating histories and limited or no revenues. We may not be able to successfully develop these young companies and, in some cases, we may not own enough equity in them to control their development.

   GENERAL ECONOMIC TRENDS AND THE EVENTS OF SEPTEMBER 11, 2001 MAY REDUCE OUR ADVERTISING REVENUES AND COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS.

    Our advertising revenues are subject to the risks arising from adverse changes in domestic and global economic conditions and fluctuations in consumer confidence and spending, which may decline as a result of numerous factors outside of our control, like terrorist attacks and acts of war. A decline in the level of business activity of our advertisers has had and could continue to have an adverse effect on our revenues and profit margins. Because of the recent economic slowdown in the United States, many advertisers, particularly business-to-business advertisers, are reducing advertising expenditures. If the current economic slowdown continues or worsens or terrorists attacks continue or worsen, our results of operations may be adversely affected.

   WE HAVE SUBSTANTIAL INDEBTEDNESS AND OTHER MONETARY OBLIGATIONS, WHICH CONSUME A SUBSTANTIAL PORTION OF THE CASH FLOW THAT WE GENERATE.


    We have substantial indebtedness and expect to incur additional indebtedness under our bank credit facilities or otherwise. As of September 30, 2001, we had approximately $2,034.7 million of outstanding indebtedness and $562.5 million of outstanding preferred stock. In addition, as a result of our acquisition of EMAP USA, we drew upon our revolving credit facility in an amount of $265 million. A substantial portion of our cash flow is dedicated to the payment of principal and interest on indebtedness and to the payment of dividends on our preferred stock, which reduces funds available for capital expenditures and business opportunities and may limit our ability to respond to adverse developments in our business or in the economy. For the year ended December 31, 2000, we paid $117.7 million of principal and $141.9 million of interest, and for the nine months ended September 30, 2001, we paid
$82.4 million of interest. In addition, for the year ended December 31, 2000, we made cash dividend payments of $53.1 million on our outstanding preferred stock, and for the nine months ended September 30, 2001, we made cash dividend payments of $39.8 million on our outstanding preferred stock. As a result of our recent transactions in connection with the financing of our acquisition of EMAP USA, we expect our annual interest payments to increase by approximately $11 million.



    As of September 30, 2001, borrowings under our bank credit facilities were approximately $864 million. In addition, to partially finance our acquisition of EMAP USA, we borrowed an additional $265 million under our revolving credit facility. These borrowings bear interest at floating rates based on the federal funds rate, the prime lending rate or LIBOR. Increases in interest rates on indebtedness under our bank credit facilities would increase our interest payment obligations and could have an adverse effect on us. The weighted average interest rate on our bank credit facilities was 5.63% at September 30, 2001.


    Our ability to make payments with respect to our indebtedness will depend on our future operating performance, which will be affected by prevailing economic conditions and financial, business, competitive and other factors. We will not be able to control many of these factors, such as the economic conditions in the markets in which we operate and initiatives taken by our competitors.


    Based on the outstanding principal amount of our debt under our bank credit facilities and outstanding senior notes as of September 30, 2001, we will be required to repay $151.1 million of indebtedness on or prior to December 31, 2004, and we will have to repay substantial additional indebtedness and redeem a significant amount of preferred stock thereafter. We may not be able to repay that debt or redeem the preferred stock from available cash sources and may not be able to refinance that debt or preferred stock on commercially reasonable terms, if at all. If we are unable to repay, redeem or refinance these amounts on or prior to their due dates, we may need to sell assets or take other actions that could be detrimental to the holders of our common stock. In that event, we may not be able to generate sufficient cash from asset sales to satisfy our cash needs. If we are unable to repay, redeem or refinance our indebtedness and preferred stock on or prior to their due dates, we will be in default and all of our indebtedness could be accelerated.


   OUR DEBT INSTRUMENTS LIMIT OUR BUSINESS FLEXIBILITY BY IMPOSING OPERATING AND FINANCIAL RESTRICTIONS ON OUR OPERATIONS.

    The agreements governing our indebtedness impose specific operating and financial restrictions on us. These restrictions prohibit or limit us from, among other things:

    - changing the nature of our business;

    - incurring additional indebtedness;

    - creating liens on our assets;

    - selling assets;

    - engaging in mergers, consolidations or transactions with our affiliates;

    - making investments in or loans to specific subsidiaries;

    - making guarantees or specific restricted payments; and

    - declaring or making dividend payments on our common or preferred stock.


    As of September 30, 2001, under our most restrictive debt covenants, we must maintain a minimum interest coverage ratio of 1.80 to 1 and a minimum fixed charge coverage ratio of 1.05 to 1.

Our maximum allowable debt leverage ratio is 6.0 to 1. The minimum interest coverage ratio and maximum debt coverage ratio we must maintain become more restrictive over time. The maximum leverage ratio decreases to 5.75 to 1, 5.5 to 1, 5.0 to 1 and 4.5 to 1, respectively, on July 1, 2003, January 1, 2004, January 1, 2005 and January 1, 2006. The minimum interest coverage ratio increases to 2.0 to 1, 2.25 to 1 and 2.5 to 1, respectively, on July 1, 2003, January 1, 2004 and January 1, 2005. For the twelve months ended September 30, 2001, our interest coverage ratio, fixed charge coverage ratio and debt leverage ratio were 2.2 to 1, 1.3 to 1 and 5.4 to 1, respectively. These restrictions, in combination with our leveraged nature, could limit our ability to effect future acquisitions or financings or otherwise restrict corporate activities.


    Our failure to comply with the terms and covenants in our indebtedness could lead to a default under the terms of those documents, which would entitle the lenders to accelerate the indebtedness and declare all amounts owed due and payable. Moreover, the instruments governing almost all of our indebtedness, including the notes, contain cross-default provisions so that a default under any of our indebtedness may result in a default under our other indebtedness. If a cross-default occurs, the maturity of almost all of our indebtedness could be accelerated and become immediately due and payable. We may not be able to comply with these restrictions in the future, or in order to comply with these restrictions we may have to forgo opportunities that might otherwise be beneficial to us.

   OUR EARNINGS HAVE BEEN INSUFFICIENT TO PAY OUR FIXED CHARGES AND PREFERRED STOCK DIVIDENDS.


    Our earnings were inadequate to cover fixed charges and fixed charges plus preferred stock dividends and related accretion by $295.5 million and $348.6 million, respectively, for the year ended December 31, 2000 and by $470.2 million and $512.5 million, respectively, for the nine months ended September 30, 2001. Earnings consist of loss before income taxes, fixed charges and equity in losses of investees, and fixed charges consist of interest on all indebtedness, amortization of deferred financing costs and that portion of rental expenses that management believes to be representative of interest. Although our earnings were affected by substantial non-cash and non-recurring charges (including depreciation and amortization of property and equipment, other intangible assets, excess of purchase price over net assets acquired and deferred financing costs, write-off of deferred financing costs, gain on the sales of businesses and other, net, provision for severance, closures and integration costs, non-cash compensation and non-recurring charges, provision for the impairment of investments and non-cash interest expense on an acquisition obligation and other current liabilities of approximately
$419.1 million for the year ended December 31, 2000 and $483.4 million for the nine months ended September 30, 2001), we cannot assure you that our cash flow will be sufficient in future periods to permit us to make our required payments on our indebtedness and preferred stock.


   KOHLBERG KRAVIS ROBERTS & CO. L.P., OR KKR, HAS CONTROL OF OUR COMMON STOCK AND HAS THE POWER TO ELECT ALL THE MEMBERS OF OUR BOARD OF DIRECTORS AND TO APPROVE ANY ACTION REQUIRING STOCKHOLDER APPROVAL.


    As of October 31, 2001, approximately 63.8% of the shares of our common stock were held by investment partnerships created by KKR. These investments partnerships have sole voting and investment power with respect to those shares. In addition, on August 24, 2001, we issued 1,000,000 shares of our Series J convertible preferred stock to a KKR investment partnership at a purchase price of $125 per share with an aggregate liquidation preference of $125 million and convertible into shares of our common stock at any time after the first anniversary of the issue date at a conversion price per share of $125 million divided by $7 per share. We also granted warrants which are not exercisable until after the first anniversary of the grant date to KKR or one of its affiliates to purchase up to 3.87 million shares of our common stock, and additional warrants to purchase up to 4,000,000 shares of our common stock depending on the date on which shares of our Series J preferred stock are outstanding. As a result of their majority ownership, our stockholders that are affiliated with KKR and their respective general partners and members, four of whom are also our directors, control us and have the power to elect all of our directors and approve any action requiring stockholder approval, including adopting amendments to our certificate of incorporation and approving mergers or sales of all or substantially all of our assets. Our stockholders that are affiliated with KKR will also be able to prevent change of control events or cause a change of control at any time.

   INCREASES IN PAPER AND POSTAGE COSTS MAY HAVE AN ADVERSE IMPACT ON OUR FUTURE FINANCIAL RESULTS.

    The price of paper is a significant expense relating to our print products and direct mail solicitations. Paper price increases may have an adverse effect on our future results. Postage for product distribution and direct mail solicitations is also a significant expense. We use the U.S. Postal Service for distribution of many of our products and marketing materials. Postage costs increased in January 2001 and can be expected to increase in the future. We may not be able to pass these cost increases through to our customers.

   WE DEPEND ON SOME IMPORTANT EMPLOYEES, AND THE LOSS OF ANY OF THOSE EMPLOYEES MAY HARM OUR BUSINESS.

    Our performance is substantially dependent on the performance of our executive officers and other key employees. In addition, our success is dependent on our ability to attract, train, retain and motivate high quality personnel, especially for our management team. Competition for those employees is intense. The loss of the services of any of our executive officers or key employees may harm our business.

   OUR TRADITIONAL BUSINESS IS SUBJECT TO COMPETITION FROM THE RAPIDLY INCREASING AND COMPETITIVE MARKET FOR NEW MEDIA PRODUCTS AND SERVICES.

    We derive a substantial portion of our revenues from our traditional businesses. The increased availability of information on the Internet subjects our traditional business to additional competition, which may adversely affect our future operating results. Our strategies for obtaining sustained revenue growth and profitability in the market for new media products and services may not be sufficient to compensate for any losses of revenue in our traditional businesses resulting from competition with new media.

    Numerous well-established companies and smaller entrepreneurial companies are focusing significant resources on developing and marketing products and services that will compete with our products and services. Competition in the market for Internet products and services may intensify in the future. In addition, our current and potential competitors may have greater financial, technical, operational and marketing resources. Competitive pressures may also force prices for Internet goods and services down and those price reductions may adversely affect us.

   IF THE UNITED STATES OR OTHER GOVERNMENTS REGULATE THE INTERNET MORE CLOSELY, OUR NEW MEDIA BUSINESSES MAY BE HARMED.

    Any new law or regulation pertaining to the Internet or the application or interpretation of existing laws could decrease the demand for our Internet businesses, increase the cost of doing business of About.com, Inc. and our other new media businesses or otherwise have a material adverse effect on our business, results of operations and financial condition. There are and will be an increasing number of laws and regulations pertaining to the Internet. These laws or regulations may relate to liability for information retrieved from or transmitted over the Internet, online content regulation, user privacy, taxation and the quality of products and services. In addition, the applicability to the Internet of existing laws governing intellectual property ownership and infringement, copyright, trademark, trade secret, obscenity, libel, employment, personal privacy and other issues is uncertain and developing.

    IN ORDER FOR OUR NEW MEDIA BUSINESSES TO SUCCEED, WE MUST RESPOND TO THE RAPID CHANGES IN TECHNOLOGY.

    The markets for Internet products and services are characterized by:

    - rapidly changing technology;

    - evolving industry standards;

    - frequent new product and service introductions; and

    - changing customer demands.

    The success of our new media businesses will depend on our ability to adapt to this rapidly evolving marketplace. We may not be able to adequately adapt its products and services or to acquire new products and services that can compete successfully. In addition, we may not be able to establish and maintain effective distribution channels.

    THE SUCCESS OF OUR NEW MEDIA BUSINESSES DEPENDS ON USE OF THE INTERNET BY BUSINESSES AND INDIVIDUALS.

    The success of our new media businesses depends on use of the Internet for advertising, marketing, providing services and conducting business. Our new media businesses may suffer if commercial use of the Internet fails to grow in the future. Commercial use of the Internet is currently at an early stage of development and the future of the Internet is not clear. Internet usage may be inhibited for any of the following reasons:

    - the Internet infrastructure may not be able to support the demands placed on it, and its performance and reliability may decline as usage grows;

    - security and authentication concerns with respect to the transmission over the Internet of confidential information, such as credit card numbers, and attempts by unauthorized computer users, so-called hackers, to penetrate online security systems; and

    - privacy concerns, including those related to the ability of web sites to gather user information without the user's knowledge or consent.

    In addition, it is not clear how effective advertising on the Internet is in generating business as compared to more traditional types of advertising such as print, television and radio. The adoption of Internet advertising, particularly by those entities that have historically relied upon traditional media for advertising, requires the acceptance of a new way of conducting business, exchanging information and advertising products and services. Advertisers that have traditionally relied upon other advertising media may be reluctant to advertise on the Internet. These businesses may find Internet advertising to be less effective than traditional advertising media for promoting their products and services.

    WE FACE SPECIFIC SECURITY RISKS REGARDING THE TRANSMISSION OF CONFIDENTIAL INFORMATION.

    Consumer concerns about the security of transmissions of confidential information over public telecommunications facilities is a significant barrier to electronic commerce and communications. Many factors may cause compromises or breaches of our security systems or other Internet sites used to protect proprietary information, including advances in computer and software functionality or new discoveries in the field of cryptography. A compromise of security on the Internet would have a negative effect on the use of the Internet for commerce and communications and negatively impact our businesses. Security breaches of our activities or the activities of our customers and sponsors involving the storage and transmission of proprietary information, such as credit card numbers, may expose us to a risk of loss or litigation and possible liability. Our security measures designed to prevent security breaches and insurance programs we obtain to address the potential losses or liabilities may not be sufficient to cover any such losses or liabilities.

    WE MAY HAVE LIABILITY FOR INFORMATION RETRIEVED FROM THE INTERNET.

    Because materials may be downloaded from the Internet and subsequently distributed to others, we may be subject to claims for defamation, negligence, copyright or trademark infringement, personal injury or other theories based on the nature, content, publication and distribution of those materials.

   WE MAY NOT BE ABLE TO PROTECT OUR INTELLECTUAL PROPERTY, AND WE MAY BE LIABLE FOR INFRINGING THE INTELLECTUAL PROPERTY OF OTHERS.

    Third parties may infringe or misappropriate our and our subsidiaries' patents, trademarks or other intellectual property, which could have a material adverse effect on our business, results of operations or financial condition. While we and our subsidiaries enter into confidentiality agreements with our material employees, guides, consultants and strategic partners, and generally control access to and distribution of our proprietary information, the steps we and our subsidiaries have taken to protect our intellectual property may not prevent misappropriation. In addition, we and our subsidiaries do not know whether we will be able to defend our proprietary rights since the validity, enforceability and scope of protection of proprietary rights in Internet-related industries is still evolving.

    Third parties may assert infringement claims against us or our subsidiaries. From time to time in the ordinary course of business we and our subsidiaries have been, and we expect to continue to be, subject to claims of alleged infringement of the trademarks and other intellectual property rights of third parties. These claims and any resultant litigation, should it occur, could subject us and our subsidiaries to significant liability for damages. In addition, even if we and our subsidiaries prevail, litigation could be time-consuming and expensive to defend and could result in the diversion of our time and attention. Any claims from third parties may also result in limitations on our and our subsidiaries' ability to use the intellectual property subject to these claims unless we are able to enter into agreements with the third parties making these claims.

                   RISK FACTORS RELATING TO THE COMMON STOCK

   WE DO NOT PLAN ON PAYING DIVIDENDS IN THE FORESEEABLE FUTURE AND, AS A RESULT, YOU WILL NEED TO SELL SHARES TO REALIZE A RETURN ON YOUR INVESTMENT.

    We do not anticipate paying cash dividends on our common stock in the foreseeable future. Our ability to pay dividends is limited by some of our debt instruments. Consequently, you will need to sell shares of our common stock to realize a return on your investment, if any.

    THE PRICE OF OUR COMMON STOCK HAS FLUCTUATED.


    The market price of our common stock has been, and is likely to continue to be, variable and experience fluctuations. As of October 31, 2001, as much as approximately 36% of our market capitalization was traded publicly, which may result in a high degree of volatility in our stock price. In recent years, the stock market has experienced significant price and volume fluctuations. Future market movements may adversely affect the market price of our common stock. The market price of our common stock may continue to fluctuate significantly in response to various factors, including:


    - actual and anticipated operating results;

    - the introduction of new products;

    - changes in estimates by securities analysts;

    - market conditions in the industry;

    - announcements of mergers, acquisitions, alliances and joint ventures by us;

    - announcements of mergers and acquisitions and other actions by competitors;

    - regulatory and judicial actions; and

    - general economic conditions.

    RECENT SALES OF OUR COMMON STOCK MAY NEGATIVELY AFFECT OUR STOCK PRICE.


    Recent sales of our common stock in the public market could cause our stock price to decline and could impair our ability to raise funds in new stock offerings. As of October 31, 2001, we had approximately 262,384,560 shares of common stock outstanding (assuming the conversion of 1,000,000 shares of our Series J convertible preferred stock into 17,857,143 shares of common stock) and 37,881,099 shares of common stock are issuable upon exercise of outstanding options and warrants (after the lapse of certain time periods with respect to certain options and warrants). Of the 262,384,560 shares of common stock outstanding, approximately 195,886,954 shares may not be sold publicly except in compliance with Rule 144.



    Of these 195,886,954 Rule 144 shares, as of October 31, 2001:



    - approximately 173,933,447 shares were held by affiliates of KKR, which have demand and incidental registration rights with respect to those shares;



    - approximately 5,786,185 shares were held by management and the directors, who also have vested options exercisable within 60 days for 8,479,410 shares; and



    - an aggregate of approximately 16,167,322 shares were held by non-affiliate entities, of which American Funds Insurance Series--Growth Fund, or American Funds, held 6,115,200 shares, Paul Kagan and certain of his affiliates, including Cypress Information Associates, Inc., or Cypress Information, held 800,000 shares and have incidental registration rights with respect to such shares and Liberty Prime, Inc. held 8,000,000 shares and has demand and incidental registration rights with respect to such shares. American Funds purchased the 6,115,200 shares of common stock held by it from CMGI, Inc. on October 11, 2001, which shares are being registered pursuant to this registration statement. Cypress Information, an affiliate of Paul Kagan, is requesting the registration of 122,095 shares of our common stock pursuant to this registration statement.



    Of the 37,881,099 shares issuable upon exercise of outstanding options and warrants (after the lapse of certain time periods with respect to certain options and warrants), 3,870,000 shares of common stock underlying warrants issued to KKR or one of its affiliates have incidental and demand registration rights, 2,000,000 shares of common stock underlying warrants granted to an affiliate of EMAP plc have incidental and demand registration rights and 1,500,000 shares of common stock that underlie warrants issued to Liberty Prime have incidental and demand registration rights. Upon exercise of such registration rights with respect to any of those shares, those shares will become freely transferable.


    We may also issue shares of our common stock from time to time as consideration for future acquisitions and investments or for other financing activities. The number of shares we may issue may be significant, and we may grant registration rights covering those shares.

                           FORWARD-LOOKING STATEMENTS

    This prospectus contains or incorporates by reference forward-looking statements under the captions "Our Growth Strategy," "Risk Factors" and elsewhere. In some cases these statements are identified by our use of forward-looking words or phrases such as "believe," "expect," "anticipate," "intend," "estimate," "continue," "may increase," "may fluctuate" and similar expressions or by our use of future or conditional verbs such as "will," "should," "would" and "could." Forward-looking statements may also use different words and phrases. We have based the forward-looking statements on our current assumptions, expectations and projections about future events. Although the expectations reflected in these forward-looking statements represent management's best judgment at the time they were made, we can give no assurance that these expectations will prove to be correct.

    These forward-looking statements involve risks and uncertainties, including:

    - risks relating to our ability to successfully continue to integrate our businesses with About.com, Inc. and EMAP USA and our continuing strategy of expanding our business through acquisitions of and investments in businesses, technologies, products and services from other businesses;

    - the U.S. economy, terrorist acts and acts of war and their impact on advertising revenues; and

    - other risks and uncertainties, including those listed under the caption "Risk Factors."

    For more information see "Risk Factors." We caution prospective purchasers not to place undue reliance on these forward-looking statements.

                                USE OF PROCEEDS

    There will be no cash proceeds to us from the offering.

                          DESCRIPTION OF COMMON STOCK

GENERAL


    As of October 31, 2001, we had 350,000,000 shares of authorized capital stock. Those shares consisted of:



    - 300,000,000 shares of common stock, of which 244,527,417 shares were outstanding as of October 31, 2001; and


    - 50,000,000 shares of preferred stock, of which:


    - 2,000,000 shares were designated Series D exchangeable preferred stock, all of which were outstanding as of October 31, 2001;



    - 1,250,000 shares were designated Series F exchangeable preferred stock, all of which were outstanding as of October 31, 2001;



    - 2,500,000 shares were designated Series H exchangeable preferred stock, all of which were outstanding as of October 31, 2001; and



    - 1,000,000 shares were designated Series J convertible preferred stock, all of which were outstanding as of October 31, 2001.


COMMON STOCK

    DIVIDENDS. The owners of our common stock may receive dividends when declared by the board of directors out of funds legally available for the payment of dividends. We have no present intention of declaring and paying cash dividends on the common stock at any time in the foreseeable future. The terms of our credit agreements, indentures and series of preferred stock limit our ability to declare and pay cash dividends on the common stock.

    VOTING RIGHTS. Each share of common stock is entitled to one vote in the election of directors and all other matters submitted to stockholder vote. There are no cumulative voting rights.

    LIQUIDATION RIGHTS. If we liquidate, dissolve or wind-up our business, whether voluntarily or not, our common stockholders will share equally in the distribution of all assets remaining after payment to creditors and preferred stockholders.

    PREEMPTIVE RIGHTS.  The common stock has no preemptive or similar rights.

    LISTING. Our common stock is listed on the New York Stock Exchange under the symbol "PRM."

    ANTI-TAKEOVER PROVISIONS. We are subject to the provisions of Delaware law described below regarding business combinations with interested stockholders.

    Section 203 of the Delaware General Corporation Law applies to a broad range of business combinations between a Delaware corporation and an interested stockholder. The Delaware law definition of business combination includes mergers, sales of assets, issuances of voting stock and certain other transactions. An interested stockholder is defined as any person who owns, directly or indirectly, 15% or more of the outstanding voting stock of a corporation.

    Section 203 prohibits a corporation from engaging in a business combination with an interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder, unless:

    - the board of directors approved the business combination before the stockholder became an interested stockholder, or the board of directors approved the transaction that resulted in the stockholder becoming an interested stockholder;

    - upon completion of the transaction which resulted in the stockholder becoming an interested stockholder, such stockholder owned at least 85% of the voting stock outstanding when the transaction began other than shares held by directors who are also officers and other than shares held by certain employee stock plans; or

    - the board of directors approved the business combination after the stockholder became an interested stockholder and the business combination was approved at a meeting by at least two-thirds of the outstanding voting stock not owned by such stockholder.

    These limitations on business combinations with interested stockholders do not apply to a corporation that does not have a class of stock listed on a national securities exchange, authorized for quotation on an interdealer quotation system of a registered national securities association or held of record by more than 2,000 stockholders.

SELLING HOLDERS


    The following table sets forth (i) the name of each holder, (ii) the nature of any position, office or other material relationship that the holder has had within the past three years with us, (iii) the number of shares of common stock and (if one percent or more) the percentage of common stock beneficially owned by each holder, based on the number of outstanding shares of common stock as of October 31, 2001, (iv) the number of shares of common stock that may be offered and sold by or on behalf of each holder hereunder and (v) the amount and (if one percent or more) the percentage of common stock to be owned by each holder upon the completion of the offering assuming all shares offered by such holder are sold. Any or all of the shares listed below under the heading "Shares to be Sold" may be offered for sale by or on behalf of the holder.



                                                 SHARES BENEFICIALLY                    SHARES BENEFICIALLY
                                                   OWNED PRIOR TO                         OWNED AFTER THE
                                                    THE OFFERING                             OFFERING
                                                ---------------------   SHARES TO BE   ---------------------
HOLDERS                                           NUMBER     PERCENT        SOLD         NUMBER     PERCENT
-------                                         ----------   --------   ------------   ----------   --------
American Funds Insurance Series-Growth
  Fund(1).....................................   6,115,200      2.5%      6,115,200             0        0%
Cypress Information Associates, Inc.(2).......     703,182        *         122,095       581,087        *


------------------------


*   Less than 1%.


(1) The shares are held in the name of Waterbath & Co., nominee name for American Funds. American Funds has had no position, office or other material relationship with us within the last three years.


(2) Cypress Information is wholly owned by Paul and Florence Kagan. Paul Kagan is currently the Vice Chairman of a subsidiary of PRIMEDIA and has been a consultant with us for approximately eight months. Prior thereto, for approximately four months, he was the President of the Kagan group of companies owned by PRIMEDIA. As of October 31, 2001, Paul Kagan and his affiliates owned 800,000 shares of our common stock (including the 703,182 shares of our common stock owned by Cypress Information), which was less than 1% of our outstanding common stock as of October 31, 2001.

                        PRICE RANGE OF OUR COMMON STOCK


    Our common stock trades on the New York Stock Exchange under the symbol "PRM." The reported last sale price of our common stock on November 20, 2001 on the New York Stock Exchange was $1.99 per share. The table below presents, for the calendar quarters indicated, the high and low per share sale prices of common stock as reported on the New York Stock Exchange, based on published financial sources.



                                                                HIGH       LOW
                                                              --------   --------
CALENDAR 1999
First Quarter...............................................   $14.00     $11.63
Second Quarter..............................................    17.75      13.56
Third Quarter...............................................    17.19      11.00
Fourth Quarter..............................................    16.50      10.88
CALENDAR 2000
First Quarter...............................................    34.88      15.50
Second Quarter..............................................    32.00      18.06
Third Quarter...............................................    22.31      16.00
Fourth Quarter..............................................    17.00       7.00
CALENDAR 2001
First Quarter...............................................    12.94       6.25
Second Quarter..............................................     9.10       4.87
Third Quarter...............................................     7.80       2.05
Fourth Quarter (through November 20, 2001)..................     2.75       1.70


    We have not declared any dividends on our common stock.

                              PLAN OF DISTRIBUTION


    We are registering shares of our common stock on behalf of American Funds, which purchased such shares from CMGI, Inc. on October 11, 2001, and Cypress Information, which is wholly owned by Paul and Florence Kagan. We will pay for all costs, expenses and fees in connection with the registration of the shares. The shares covered by this prospectus and, if applicable, any prospectus supplement, may be offered and sold by the selling stockholders from time to time in one or more of the following types of transactions (including block transactions):


    - on the New York Stock Exchange,

    - in the over-the-counter market,

    - in privately negotiated transactions,

    - through put or call options transactions relating to the shares,

    - through short sales of shares or


    - a combination of such methods of sale.



    The selling stockholders may sell their shares at prevailing market prices or at privately negotiated prices. The transactions may or may not involve brokers or dealers.



    The selling stockholders may offer and sell their shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Any broker-dealers that participate with the selling stockholders in the distribution of the common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions or discounts received by those broker-dealers and any profit on the resale of the common stock by those broker-dealers might be deemed to the underwriting discounts and commissions under the Securities Act.

    Upon our being notified by the selling stockholders that any material arrangement has been entered into with a broker or dealer for the sale of the common stock through a secondary distribution, or a purchase by a broker or dealer, a supplemented prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (a) the names of such broker-dealers, (b) the number of shares involved, (c) the price at which such shares are being sold, (d) the commission paid or the discounts or concessions allowed to such broker-dealers, (e) where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented, and (f) other facts material to the transaction.


    We have agreed to indemnify American Funds against some liabilities, including liabilities arising under the Securities Act.

    Some of the brokers, dealers or agents and their associates who may become involved in the sale of the shares may engage in transactions with and perform other services for us in the ordinary course of their business for which they receive customary compensation.

                                 LEGAL MATTERS

    Certain legal matters with respect to the shares of common stock are being passed upon on our behalf by Simpson Thacher & Bartlett, New York, New York.

                                    EXPERTS

    The financial statements and the related financial statement schedule incorporated in this prospectus by reference from PRIMEDIA's Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

    The consolidated financial statements of About.com, Inc. as of December 31, 2000 and for the year then ended, incorporated by reference in this prospectus by reference from PRIMEDIA's current report on Form 8-K/A dated April 26, 2001, have been audited by Ernst & Young LLP, independent auditors, as stated in their report, which is incorporated herein by reference and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


    The consolidated financial statements of the Publishing business of EMAP, Inc. acquired by PRIMEDIA Inc., as of March 31, 2001 and for the year then ended incorporated in this prospectus by reference from PRIMEDIA Inc.'s current report on Form 8-K/A dated November 7, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                        6,237,295 SHARES OF COMMON STOCK


                                    PRIMEDIA

                           THE NEW TRADITION IN MEDIA

                                ---------------
                                   PROSPECTUS
                             ---------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses payable by us in connection with the sale of the securities being registered hereby. All amounts are estimates except the registration fee.


                                                                AMOUNT
                                                              ----------
Securities and Exchange Commission registration fee.........  $ 3,163.91*
Legal fees and expenses.....................................   25,000.00
Accounting fees and expenses................................   20,000.00
Printing and engraving expenses.............................    5,000.00
Miscellaneous...............................................    5,000.00
                                                              ----------
    Total...................................................  $58,163.91
                                                              ==========


------------------------


* $3,103.47 was previously paid to the Securities and Exchange Commission on November 6, 2001 in connection with the initial filing of the Registration Statement registering 6,115,200 shares of common stock at a price of $2.03 per share, based on the average of the high and low prices of the common stock on October 30, 2001.


ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    (a) Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for liability of directors for unlawful payment of dividends or unlawful stock purchase or redemptions pursuant to Section 174 of the DGCL or (iv) for any transaction from which a director derived an improper personal benefit.

    Reference also is made to Section 145 of the DGCL, which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

    The certificate of incorporations and/or bylaws of PRIMEDIA Inc., provides for the mandatory indemnification of its directors and officers, and the discretionary indemnification of its employees and other agents, to the maximum extent permitted by the DGCL.

    As permitted by sections 102 and 145 of the DGCL, the certificate of incorporation of PRIMEDIA Inc. eliminate a director's personal liability for monetary damages to the company and its stockholders arising from a breach of a director's fiduciary duty, other than for a breach of a director's duty of loyalty or for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, and except as otherwise provided under the DGCL.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


EXHIBIT
NUMBER                  DESCRIPTION
-------                 -----------
         +4.1           Registration Rights Agreement dated as of October 31, 2001 between PRIMEDIA Inc. and American Funds Insurance
                        Series--Growth Fund.
         +5.1           Opinion of Simpson Thacher & Bartlett as to the legality of the 6,115,200 shares of PRIMEDIA Inc.'s common stock being registered on behalf of American Funds Insurance
                        Series--Growth Fund.
         *5.2           Opinion of Simpson Thacher & Bartlett as to the legality of the 122,095 shares of PRIMEDIA Inc.'s common stock being
                        registered on behalf of Cypress Information Associates, Inc.
        +23.1           Consent of Simpson Thacher & Bartlett (contained in Exhibit
                        5.1).
        *23.2           Consent of Deloitte & Touche LLP.
        *23.3           Consent of Ernst & Young LLP.
        *23.4           Consent of PricewaterhouseCoopers LLP.
        *23.5           Consent of Simpson Thacher & Bartlett (contained in Exhibit
                        5.2).
        +24.1           Power of Attorney (contained on signature page).


------------------------

*   Filed herein


+   Previously filed


ITEM 22. UNDERTAKINGS

    The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales of the registered securities are being made, a post-effective amendment to this registration statement;

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in he information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low and high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

   (iii) To include any material information with respect to the plan distribution not previously disclosed in the registration statement or any material change in such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to the Form S-3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 21, 2001.


                                                       PRIMEDIA INC.

                                                       By:             /s/ BEVERLY C. CHELL
                                                            -----------------------------------------
                                                                        (Beverly C. Chell)
                                                                   VICE CHAIRMAN AND SECRETARY


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Form S-3 Registration Statement has been signed below by or on behalf of the following persons in the capacities indicated with the Registrant on November 21, 2001.



                NAME                                   TITLE
                ----                                   -----
                  *                    Chief Executive Officer and Director
------------------------------------
         (Thomas S. Rogers)

                  *                    Chief Financial Officer
------------------------------------
       (Lawrence R. Rutkowski)

                  *                    Controller
------------------------------------
         (Robert J. Sforzo)

                  *                    Director
------------------------------------
        (Charles G. McCurdy)

                  *                    Director
------------------------------------
         (Beverly C. Chell)

                  *                    Director
------------------------------------
          (Meyer Feldberg)

                  *                    Director
------------------------------------
          (Henry R. Kravis)

                  *                    Director
------------------------------------
         (George R. Roberts)

                NAME                                   TITLE
                ----                                   -----
                  *                    Director
------------------------------------
         (Michael T. Tokarz)

                  *                    Director
------------------------------------
           (Perry Golkin)

                  *                    Director
------------------------------------
         (H. John Greeniaus)

                  *                    Director
------------------------------------
            (David Bell)



*By:                  /s/ BEVERLY C. CHELL
             --------------------------------------
                        ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------                           -----------
        +4.1            Registration Rights Agreement dated as of October 31, 2001 between PRIMEDIA Inc. and American Funds Insurance
                        Series--Growth Fund.

        +5.1            Opinion of Simpson Thacher & Bartlett as to the legality of the 6,115,200 shares of PRIMEDIA Inc.'s common stock being registered on behalf of American Funds Insurance
                        Series--Growth Fund.

        *5.2            Opinion of Simpson Thacher & Bartlett as to the legality of the 122,095 shares of PRIMEDIA Inc.'s common stock being
                        registered on behalf of Cypress Information Associates, Inc.

       +23.1            Consent of Simpson Thacher & Bartlett (contained in Exhibit
                        5.1).

       *23.2            Consent of Deloitte & Touche LLP.

       *23.3            Consent of Ernst & Young LLP.

       *23.4            Consent of PricewaterhouseCoopers LLP.

       *23.5            Consent of Simpson Thacher & Bartlett (contained in Exhibit
                        5.2).

       +24.1            Power of Attorney (contained on signature page).


------------------------

*   Filed herein


+   Previously filed